Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

DECEMBER 29, 2011

Equity Residential Files Motion in Proceedings Regarding Archstone

Seeks Status before the Court In Order to Defend Its Interests

Chicago, IL – December 29, 2011 - Equity Residential (NYSE: EQR) today announced that in order to defend its interests before the court, the company has today filed a motion to intervene as a party in interest in the legal proceedings between Lehman Brothers Holdings Inc. and Bank of America and Barclays Bank PLC regarding the sale to Equity Residential of an interest in the entities that control Archstone, a privately-held owner, operator and developer of multifamily apartment properties.

On December 2, 2011, Equity Residential announced that it had entered into a contract to acquire, for $1.325 billion, an approximate 26.5% ownership interest in Archstone currently owned by affiliates of Bank of America and Barclays Bank PLC. Closing of the acquisition is contingent on Lehman Brothers Holdings Inc. not exercising its right of first offer to acquire this interest from Bank of America and Barclays Bank PLC at the same price as agreed to by Equity Residential, as well as certain other closing conditions.

On December 15, 2011, Lehman Brothers Holdings Inc. sued Bank of America and Barclays Bank PLC asking for, among other things, a preliminary injunction preventing the sale of the Archstone interest to Equity Residential. As Equity Residential was not named as a defendant in this suit, the company must file this motion to intervene in order to have status in this case and defend its interests. Equity Residential is asserting no claims against or seeking any relief from Bank of America and Barclays Bank PLC.

Equity Residential does not believe that the company’s intervention in the case will create any delays in the ongoing proceedings. The preliminary injunction hearing requested by Lehman Brothers Holdings Inc. is scheduled for January 5, 2012. Equity Residential has filed this motion in anticipation of that event.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 421 properties located in 15 states and the District of Columbia, consisting of 119,743 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.